As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-147552

Registration No. 333-180211

Registration No. 333-213025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-147552
REGISTRATION STATEMENT NO. 333-180211

REGISTRATION STATEMENT NO. 333-213025

UNDER THE SECURITIES ACT OF 1933

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4419301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of Principal Executive Offices)	(Zip Code)

RUBICON TECHNOLOGY, INC. 2001 EQUITY PLAN
STOCK OPTION AGREEMENT DATED AS OF MARCH 11, 2004 BY AND BETWEEN
RUBICON TECHNOLOGY, INC. AND MICHAEL MIKOLAJCZYK
STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 9, 2004 BY AND BETWEEN
RUBICON TECHNOLOGY, INC. AND JAMES BRISSENDEN
STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 9, 2004 BY AND BETWEEN
RUBICON TECHNOLOGY, INC. AND GORDON HUNTER
STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 9, 2004 BY AND BETWEEN
RUBICON TECHNOLOGY, INC. AND MITCH TYSON
RUBICON TECHNOLOGY, INC. 2007 STOCK INCENTIVE PLAN
RUBICON TECHNOLOGY, INC. 2016 STOCK INCENTIVE PLAN

(Full title of the plans)

Joseph Ferrara

Rubicon Technology, Inc.

900 East Green Street

Bensenville, Illinois 60106

(847) 295-7000

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) are being filed by Rubicon Technology, Inc. (the “Registrant”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), together with any and all plan interests and other securities registered thereunder but unsold as of the date hereof (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

●

Registration Statement on Form S-8 (No. 333-147552), which was filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2007, pertaining to the registration of:

o     2,307,692 Shares issuable under the Rubicon Technology, Inc. 2007 Stock Incentive Plan (the “2007 Plan”);

o     1,366,459 Shares issuable under the Rubicon Technology, Inc. 2001 Equity Plan; and

o     24,663 Shares reserved for issuance pursuant to the following stock option agreements as compensation to board members and board advisors: (i) Stock Option Agreement dated as of March 11, 2004 by and between the Registrant and Michael Mikolajczyk; (ii) Stock Option Agreement, dated as of September 9, 2004, by and between the Registrant and James Brissenden; (iii) Stock Option Agreement, dated as of September 9, 2004, by and between the Registrant and Gordon Hunter; and (iv) Stock Option Agreement, dated as of September 9, 2004, by and between the Registrant and Mitch Tyson.

●	Registration Statement on Form S-8 (No. 333-180211), which was filed with the Commission on March 19, 2012, pertaining to the registration of an additional 2,100,000 Shares issuable under the 2007 Plan; and

●	Registration Statement on Form S-8 (No. 333-213025), which was filed with the Commission on August 9, 2016, pertaining to the registration of 5,553,759 Shares issuable under the Rubicon Technology, Inc. 2016 Stock Incentive Plan.

On December 13, 2022, the Registrant announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of its intention to delist the Shares from Nasdaq. On December 23, 2022, the Registrant filed a Form 25 to delist the Shares from Nasdaq. The Company has now decided to voluntarily deregister from the reporting requirements under the Securities Exchange Act of 1934, as amended, with the Commission. In connection with the Registrant’s voluntary decision to delist and deregister, the Registrant has terminated any and all offerings pursuant to the Prior Registration Statements. Accordingly, the filing of these Post-Effective Amendments is made pursuant to an undertaking made by the Registrant in Part II of each of the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Registrant, by filing these Post-Effective Amendments, hereby removes from registration any and all securities registered but unsold under each of the Prior Registration Statements as of the date hereof. Each of the Prior Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 10, 2023.

RUBICON TECHNOLOGY, INC.

By:	/s/ Joseph Ferrara
Name:	Joseph Ferrara
Title:	Executive Officer and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

2